Exhibit 99.1

News Release

Investors contact:	Media contact:
Tamar Gerber	Gretchen Lium
Vice President, Investor Relations & Financial Communications	IR Results
646.348.6706	303-638-9185
ACI Worldwide, Inc. Reports Financial
Results for the Quarter and Year Ended December 31, 2009
OPERATING HIGHLIGHTS
•	Full year diluted EPS of $0.57, an increase of $0.27 over prior year

•	Achieved $31.8 million in operating expense savings over prior-year

•	Year-over-year operating income growth of 91%

•	Achieved year-over-year quarterly revenue growth of 15% driven by 48 customer project “go-lives”

•	Record $80 million of wholesale product sales in the quarter

	Quarter and Year					Better /
	Ended				Better /	(Worse)
	Quarter				(Worse)	Year
	ended Dec		Better / (Worse)	Better / (Worse)	Year ended	ended
	31,	Year ended	Quarter ended	Quarter ended	Dec 31,	Dec 31,
$ MMs	2009	Dec 31, 2009	Dec 31, 2008	Dec 31, 2008	2008	2008
Sales	$170.1	$424.6	$(19.2)	(10%)	$(35.1)	(7)%

Revenues	$125.9	$405.8	$16.7	15%	$(11.9)	(3)%

Operating Income	$35.0	$41.6	$15.4	79%	$19.9	91%
(NEW YORK — February 25, 2010) — ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of electronic payments software and solutions, today announced financial results for the quarter and year ended December 31, 2009. We will hold a conference call on February 25, 2010, at 8.30 a.m. EST to discuss this information. Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.
“In 2009, ACI achieved strong growth in profitability on a stable revenue base as compared to the prior year, albeit in a much more challenging climate. Our extensive expense management exercises produced sizable operating expense reductions even while we booked significant renewal business across our enterprise at economic rates. As I anticipated, long-tenured implementation projects began to move out of our backlog in the second half of 2009 and into current period revenue. During the second half of 2009 we had 89 projects go live which represented a significant improvement over prior-year,” Chief Executive Officer Philip Heasley said.
Heasley further added, “I can reiterate my statements from last quarter. We expect our 2010 focus to remain on the operating profitability of the business as well as on growing new account and new applications activities across our geographic footprint. Lastly, we are announcing today that Ron Totaro will be leaving ACI. Ron joined us two years ago to lead a very challenging restructuring and business process improvement effort and he has successfully completed those activities at the company. We appreciate his service to ACI. Now that our major global reorganization activities are complete, we’re focused upon growing a more profitable business globally and we think that our strong management team will achieve the strategic plan objectives,” commented Heasley.
FINANCIAL SUMMARY
Sales
Sales bookings in the quarter totaled $170.1 million compared to $189.3 million in the December 2008 quarter. The $19.2 million, or 10%, reduction in period-over-period sales is primarily due to lower new account and term extension business. New customer business accounted for $9.7 million of the December 2009 quarter sales compared to $16.5 million in the December 2008 quarter sales. Term extensions contributed $57.5 million in the 2009 quarter compared to $73.3 million in the 2008 quarter. Term extensions decreased due to timing of existing customer renewals; in 2008 renewal bookings of more significantly sized contracts occurred as compared to 2009.
On an annual basis, sales decreased by $35.1 million to total $424.6 million in fiscal year 2009 as compared to $459.7 million in fiscal year 2008. Reductions were driven by lower new applications and new accounts sales.
Revenue
Revenue was $125.9 million in the quarter ended December 31, 2009, an increase of $16.7 million, or 15%, over the prior-year period revenue of $109.2 million driven by increases in capacity, maintenance and on-demand revenues.
Revenue for the twelve months ended December 31, 2009 was $405.8 million, a decrease of $11.9 million, or 3%, compared to revenue of $417.7 million for the twelve months ended December 31, 2008. Revenue reduction is attributable largely to foreign currency fluctuations in 2009 compared to the same period in 2008.
Backlog
As of December 31, 2009, our estimated 60-month backlog was $1.517 billion compared to $1.490 billion at September 30, 2009. The quarterly increase of approximately $27 million, or 2%, in our 60-month backlog was primarily due to the large number of sales achieved in the final quarter of 2009.
As of December 31, 2009, our estimated 12-month backlog was $355 million, an increase of approximately $30 million, or 9%, from December 31, 2008, reflecting a partial recovery in foreign exchange rates as well as larger deals expected to exit backlog during calendar 2010.
Liquidity
We had $125.9 million in cash and cash equivalents on hand at December 31, 2009, an increase of $13.0 million as compared to December 31, 2008. As of December 31, 2009, we also had $75.0 million of unused borrowings under our credit facility.

Operating Free Cash Flow
Operating free cash flow for the December 2009 quarter was $29.8 million compared to $31.1 million for the December 2008 quarter. The year-over-year negative variance in operating free cash flow of $1.3 million was largely due to timing of receipts under term renewal contracts signed in the quarter.
Operating free cash flow for the twelve months ended December 31, 2009 was $30.3 million, a decrease of approximately $34.8 million over the twelve months ended December 31, 2008. Driving the decrease in operating free cash flow was prior-year non-recurring IBM alliance receipts of approximately $33 million.
Operating Expenses
Operating expenses were $90.9 million in the December 2009 quarter compared to $89.6 million in the December 2008 quarter, an increase of $1.3 million or approximately 1%. Operating expense variances over prior-year quarter were mainly driven by higher deferred expense recognition as a result of customer project go-live events in the December 2009 quarter.
Operating expenses for the twelve months ended December 31, 2009 were $364.2 million, a decrease of $31.8 million, or 8%, compared to operating expense of $395.9 million in the twelve months ended December 31, 2008. Operating expense variances over prior fiscal year were mainly driven by lower personnel and related expenses as a result of cost reduction initiatives.
Operating Income
Operating income was $35.0 million in the December 2009 quarter, an improvement of $15.4 million as compared to operating income of $19.6 million in the December 2008 quarter.
Operating income was $41.6 million in the fiscal year ended December 31, 2009, an improvement of $19.9 million as compared to operating income of $21.7 million in the fiscal year ended December 31, 2008.

Other Income and Expense
Other expense for the December 2009 quarter was $2.8 million, compared to other income of $4.4 million in the December 2008 quarter. The negative variance of $7.2 million versus the prior-year quarter resulted primarily from a $10.5 million unfavorable variance in foreign currency translation compared to the same period in the prior year. Foreign currency losses were partially offset by an improvement of $4.1 million related to the non-cash loss on the fair value of the interest rate swap.
On an annual basis, other expense for the twelve months ended December 31, 2009 was $8.5 million as compared to other income of $5.8 million for the twelve months ended December 31, 2008. Foreign currency losses during the period were partially offset by improvements in interest expense and the non-cash loss on the fair value of the interest rate swap.
Taxes
Income tax expense in the December 2009 quarter was $12.6 million, or a 39% effective tax rate, compared to an expense of $11.0 million, or a 46% effective tax rate, in the prior-year quarter. The rise in income tax expense was due to increased pre-tax income. The decline in the effective tax rate was driven by the change in the tax jurisdictions in which we generated earnings and losses versus prior year.
Income tax expense for the year ended December 2009 was $13.5 million, or a 41% effective tax rate, as compared to $17.0 million, or a 62% effective tax rate, for the prior year ended December 2008. The effective tax rate for both years was higher than the U.S. effective tax rate of 35% due to the inability to recognize income tax benefits during the period resulting from losses sustained in certain tax jurisdictions. The decline in the effective tax rate was driven by the change in the tax jurisdictions in which we generated earnings and losses versus prior year.
Net Income and Diluted Earnings Per Share
Net income for the December 2009 quarter was $19.6 million compared to net income of $12.9 million during the same period last year, an increase of $6.7 million. Net income for the year ended December 31, 2009 was $19.6 million compared to net income of $10.6 million during the same period last year, an increase of $9.0 million.
Earnings per share for the quarter ended December 2009 was $0.57 per diluted share compared to $0.37 per diluted share during the same period last year.
Earnings per share for the twelve months ended December 31, 2009 was $0.57 per diluted share compared to $0.30 per diluted share for the prior year twelve month period. The $0.27 improvement in earnings per share was due primarily to stronger expense management in 2009 as compared to 2008 in spite of the $19 million (or approximately $0.36 per diluted share, net of tax) negative change in foreign currency during 2009 compared to the prior year foreign currency gains.
Diluted Weighted Average Shares Outstanding
Total diluted weighted average shares outstanding were 34.2 million for the quarter and 34.6 million for the twelve months ended December 31, 2009 as compared to 34.6 million shares outstanding for the quarter and 34.8 million for the twelve months ended December 31, 2008.
2010 Guidance

ACI is guiding on three metrics for calendar year 2010. We currently expect GAAP Revenue to achieve a range of $418-428 million, GAAP Operating Income of $48-50 million and Operating EBITDA of $83-86 million. ACI further anticipates relatively flat sales on a year over year basis and expects Operating Free Cash Flow to trend higher with operating income growth.
Organizational Update
ACI has further strengthened its management team with the hiring of Tony Scotto. Mr. Scotto joins ACI from 170 Systems, Inc. and will report directly to our CEO. Mr. Scotto will be responsible for ACI’s global application development organization and he will be based in our Boston office. Furthermore, Louis Blatt, Chief Product Officer, will now report directly to our CEO and continue to lead our Global Product Management and Global Marketing organization. Ralph Dangelmaier will continue as President of Global Sales & Services and also report directly to the CEO. Effective April 1, 2010, Ron Totaro will be leaving ACI to become the CEO of a private e-commerce company.
-End-

About ACI Worldwide
     ACI Worldwide is a leading provider of software and services solutions to initiate, manage, secure and operate electronic payments for major banks, retailers and processors around the world. ACI Agile Payments Solution offers a vision for the future for financial institutions of an integrated solution that can meet all their payment needs – from a single service to a complete toolset. Today, ACI products deliver payment processing, online banking, fraud prevention and detection, and back-office services. ACI solutions provide agility, reliability, manageability and scale to customers around the world. Visit ACI Worldwide at www.aciworldwide.com.
Non-GAAP Financial Measures
ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, excluding after tax cash payments associated with one-time employee related actions, IBM IT outsourcing transition and severance, and the early termination of the Watford facility lease, less capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

Reconciliation of Operating Free Cash Flow	Year Ended December 31,		Quarter Ended December 31,
(millions)	2009	2008	2009	2008

Net cash provided by operating activities	$44.2	$77.8	$32.8	$31.6
Net after-tax payments associated with employee related actions*	3.2	3.5	1.3	2.0
Net after-tax payments associated with IBM IT Outsourcing Transition and Severance*	0.3	—	—	—
Net after-tax payments associated with early termination of Watford facility lease*	—	0.6	—	—
Less capital expenditures	(10.5)	(12.0)	(3.4)	(0.7)
Less alliance technical enablement expenditures	(6.9)	(6.3)	(0.9)	(2.0)
Proceeds from Alliance agreement	0.0	1.5	0.0	0.2

Operating Free Cash Flow	$30.3	$65.1	$29.8	$31.1

*	Tax Effected at 35%
Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.
ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.
Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:
▪	Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

▪	License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

▪	Non-recurring license arrangements are assumed to renew as recurring revenue streams.

▪	Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

▪	Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.
Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.
Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

Operating EBITDA	Year Ended December 31,
(millions)	2009
Operating Income	$41.6

Depreciation Expense	6.3
Amortization Expense	17.4
Non-cash Compensation Expense	7.6

Operating EBITDA	$72.9

Operating EBITDA is defined as operating income plus depreciation and amortization and non-cash compensation.
The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.
Forward-Looking Statements
This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “will,” “expects,” “anticipates,” “intends,” and words and phrases of similar impact. The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Forward-looking statements in this presentation include, but are not limited to, statements regarding the: (i) expectations regarding the company’s ability to continue to focus on operating profitability in 2010 and its belief that it will grow new account and new applications activities in 2010; (ii) expectations regarding the ability or our management team to achieve strategic plan objectives; (iii) the Company’s 12- and 60-month backlog estimates and its expectations related to the exit of larger deals from backlog during 2010; (iv) expectations and assumptions relating to 2010 financial guidance, including GAAP revenue, GAAP operating income, operating EBITDA; and (v) expectations and assumptions related to sales and operating free cash flow during 2010.
All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. Such factors include, but are not limited to, risks related to the global financial crisis, restrictions and other financial covenants in our credit facility, volatility and disruption of the capital and credit markets, our restructuring efforts, the restatement of our financial statements, consolidation in the financial services industry, changes in the financial services industry, the accuracy of backlog estimates, the cyclical nature of our revenue and earnings, exposure to unknown tax liabilities, volatility in our stock price, risks from operating internationally, including fluctuations in currency exchange rates, increased competition, our offshore software development activities, the performance of our strategic product, BASE24-eps, the maturity of certain products, our strategy to migrate customers to our next generation products, ratable or deferred recognition of certain revenue associated with customer migrations and the maturity of certain of our products, demand for our products, failure to obtain renewals of customer contracts or to obtain such renewals on favorable terms, delay or cancellation of customer projects or inaccurate project completion estimates, business interruptions or failure of our information technology and communication systems, our alliance with IBM, our outsourcing agreement with IBM, the complexity of our products and services and the risk that they may contain hidden defects or be subjected to security breaches or viruses, compliance of our products with applicable governmental regulations and industry standards, our compliance with privacy regulations, the protection of our intellectual property in intellectual property litigation, future acquisitions and investments and litigation. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q and 8-K.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands, except share and per share amounts)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$125,917	$112,966
Billed receivables, net of allowances of $2,732 and $1,920, respectively	98,915	77,738
Accrued receivables	9,468	17,412
Deferred income taxes	17,459	17,005
Recoverable income taxes	—	3,140
Prepaid expenses	12,079	9,483
Other current assets	10,224	8,800

Total current assets	274,062	246,544

Property, plant and equipment, net	17,570	19,421
Software, net	30,037	29,438
Goodwill	204,850	199,986
Other intangible assets, net	26,906	30,347
Deferred income taxes	26,024	12,899
Other assets	10,594	14,207

TOTAL ASSETS	$590,043	$552,842

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,591	$16,047
Accrued employee compensation	24,492	19,955
Deferred revenue	106,349	99,921
Income taxes payable	10,681	78
Alliance agreement liability	10,507	6,195
Accrued and other current liabilities	25,780	24,068

Total current liabilities	195,400	166,264

Deferred revenue	$31,533	24,296
Note payable under credit facility	75,000	75,000
Deferred income taxes	—	2,091
Alliance agreement noncurrent liability	21,980	37,327
Other noncurrent liabilities	30,067	34,023

Total liabilities	353,980	339,001

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued and outstanding at December 31, 2009 and December 31, 2008	$—	$—
Common stock; $0.005 par value; 70,000,000 shares authorized; 40,821,516 shares issued at December 31, 2009 and December 31, 2008	204	204
Common stock warrants	24,003	24,003
Treasury stock, at cost, 6,784,932 and 5,909,000 shares outstanding at December 31, 2009 and December 31, 2008, respectively	(158,652)	(147,808)
Additional paid-in capital	307,279	302,237
Retained earnings	78,094	58,468
Accumulated other comprehensive loss	(14,865)	(23,263)

Total stockholders’ equity	236,063	213,841

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$590,043	$552,842

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands, except per share amounts)

	Three Months Ended December 31,
	2009	2008
Revenues:
Software license fees	$57,461	$46,797
Maintenance fees	37,089	31,748
Services	31,361	30,666

Total revenues	125,911	109,211

Expenses:
Cost of software license fees (1)	3,818	3,414
Cost of maintenance and services (1)	29,757	24,450
Research and development	18,530	14,997
Selling and marketing	16,269	15,907
General and administrative	17,811	26,691
Depreciation and amortization	4,756	4,180

Total expenses	90,941	89,639

Operating income	34,970	19,572

Other income (expense):
Interest income	178	678
Interest expense	(1,073)	(1,460)
Other, net	(1,929)	5,172

Total other income (expense)	(2,824)	4,390

Income before income taxes	32,146	23,962
Income tax expense	12,585	11,024

Net income (loss)	$19,561	$12,938

Earnings (loss) per share information
Weighted average shares outstanding
Basic	34,011	34,433
Diluted	34,205	34,610

Earnings (loss) per share
Basic	$0.58	$0.38
Diluted	$0.57	$0.37

(1)	The cost of software license fees excludes charges for depreciation but includes amortization of purchased and developed software for resale. The cost of maintenance and services excludes charges for depreciation.

ACI WORLDWIDE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in thousands)

	For the Three Months Ended
	December 31,
	2009	2008
Cash flows from operating activities:
Net income	$19,561	$12,938
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	1,577	1,752
Amortization	4,673	3,847
Tax expense of intellectual property shift	549	172
Amortization of debt financing costs	84	84
Gain on reversal of asset retirement obligation	(40)	—
Gain on transfer of assets under contractual obligations	—	(219)
Loss on disposal of assets	28	37
Change in fair value of interest rate swaps	220	4,271
Deferred income taxes	(2,700)	3,342
Stock-based compensation expense	977	106
Tax benefit of stock options exercised	3	43
Changes in operating assets and liabilities:
Billed and accrued receivables, net	(13,301)	(5,553)
Other current assets	1,746	479
Other assets	423	1,457
Accounts payable	231	1,815
Accrued employee compensation	118	(752)
Proceeds from alliance agreement	—	348
Accrued liabilities	3,217	1,379
Current income taxes	8,847	6,504
Deferred revenue	5,007	743
Other current and noncurrent liabilities	1,570	(1,221)

Net cash flows from operating activities	32,790	31,572

Cash flows from investing activities:
Purchases of property and equipment	(696)	(222)
Purchases of software and distribution rights	(2,672)	(511)
Alliance technical enablement expenditures	(932)	(1,985)
Proceeds from alliance agreement	—	252
Proceeds from assets transferred under contractual obligations	—	30
Acquisition of businesses, net of cash acquired	(6,574)	(169)

Net cash flows from investing activities	(10,874)	(2,605)

Cash flows from financing activities:
Proceeds from issuance of common stock	278	351
Proceeds from exercises of stock options	267	242
Excess tax benefit of stock options exercised	9	1
Purchases of common stock	—	1
Common stock withheld from vested restricted stock awards for payroll tax withholdings	—	—
Payments on debt and capital leases	(305)	(563)

Net cash flows from financing activities	249	32

Effect of exchange rate fluctuations on cash	766	(10,374)

Net increase in cash and cash equivalents	22,931	18,625
Cash and cash equivalents, beginning of period	102,986	94,341

Cash and cash equivalents, end of period	$125,917	$112,966